Exhibit 8.1

January 28, 2014

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $3,200,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to the SPDR® S&P® Homebuilders ETF due January 28, 2016 as described in the Company’s Pricing Supplement No. 398 dated January 22, 2014 (“Pricing Supplement 398”) to the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728. We hereby confirm our opinion as set forth under the headings “Material Consequences” and “United States Federal Income Tax Considerations” in Pricing Supplement 398.

We hereby consent to the reference to us under the headings “Material Consequences” and “United States Federal Income Tax Considerations” in Pricing Supplement 398 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP